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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS                       EXHIBIT 23.2





To the Stockholders and Board of Directors
Comprehensive Care Corporation:

We consent to the incorporation by reference in the Post-Effective Amendment No. 3 to the Registration Statement (No. 33-43841) on Form S-8 and in the Registration Statement (No. 33-27213) on Form S-8 of Comprehensive Care Corporation of our report dated August 27, 1992, relating to the consolidated statements of operations, stockholders' equity and cash flows and related schedules of Comprehensive Care Corporation and subsidiaries for the year ended May 31, 1992, which report appears in the May 31, 1994 annual report on Form 10-KA No. 2 of Comprehensive Care Corporation.





KPMG Peat Marwick LLP


St. Louis, Missouri
January 8, 1996